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                                                           EXHIBIT 12


                                                SUCCESSOR COMPANY                               PREDECESSOR COMPANY
                                   ---------------------------------------------   --------------------------------------------
                                                                    FIVE MONTHS    SEVEN MONTHS
                                    YEAR ENDED      YEAR ENDED         ENDED          ENDED        YEAR ENDED      YEAR ENDED
                                   SEPTEMBER 30,   SEPTEMBER 30,   SEPTEMBER 30,     APRIL 30,    SEPTEMBER 30,   SEPTEMBER 30,
                                       2004            2003            2002            2002           2001            2000
                                   -------------   -------------   -------------   -------------  -------------   -------------
FIXED CHARGES

Interest expensed                  $     11,465    $     15,141    $      6,653    $     34,511   $     65,128    $     57,831

Capitalized interest                         --              --              --              --         12,432           2,322

Amortized of capitalized
  expenses                                   --              --              --             393            317             153

Estimated interest within
  rental expenses (1)                     2,167           1,933           2,034           1,939          2,376           1,358
                                   -------------   -------------   -------------   -------------  -------------   -------------
Total fixed charges                $     13,632    $     17,074    $      8,687    $     36,843   $     80,253    $     61,664
                                   -------------   -------------   -------------   -------------  -------------   -------------
EARNINGS

Income (loss) from continuing
  operations before adjustements
  for minority interest in
  consolidated subsidiary          $    (41,386)   $    (25,108)   $    (21,131)   $    154,156   $   (210,711)   $   (126,447)

Add:

Fixed charges                            13,632          17,074           8,687          36,843         80,253          61,664

Amortization of capitalized
  interest                                   --              --              --             393            317             153

Subtract:

Capitalized interest                         --              --              --              --         12,432           2,322
                                   -------------   -------------   -------------   -------------  -------------   -------------
Earnings                           $    (27,754)   $     (8,034)   $    (12,444)   $    191,392   $   (142,573)   $    (66,952)
                                   -------------   -------------   -------------   -------------  -------------   -------------
Preferred dividends                          --              --              --           2,713          6,173           4,975
                                   -------------   -------------   -------------   -------------  -------------   -------------
RATIO OF EARNINGS TO FIXED
  CHARGES/ DEFICIENCY              $    (41,386)   $    (25,108)   $    (21,131)   $       5.12   $   (228,999)   $   (133,591)
                                   =============   =============   =============   =============  =============   =============


(1) For the purposes of this item, interest is estimated as one third of rent expense.

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